Exhibit 99.1

FOR IMMEDIATE RELEASE
January 16, 2008

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS EARNINGS FOR THE FOURTH QUARTER AND YEAR 2007.

Earnings Summary
(in thousands except per share data)	4Q 2007	3Q 2007	4Q 2006	12 Months 2007	12 Months 2006
Net income	$9,271	$10,476	$9,520	$36,627	$39,064
Earnings per share	0.62	0.69	0.63	2.42	2.59
Earnings per share (diluted)	0.61	0.68	0.62	2.38	2.55

Return on average assets	1.26%	1.39%	1.28%	1.23%	1.33%
Return on average equity	12.22%	14.04%	13.45%	12.45%	14.51%
Efficiency ratio	55.60%	52.36%	57.43%	57.62%	56.67%

Dividends declared per share	$0.29	$0.27	$0.27	$1.10	$1.05
Book value per share	20.03	19.62	18.63	20.03	18.63

Weighted average shares	15,042	15,183	15,154	15,150	15,086
Weighted average shares (diluted)	15,192	15,342	15,417	15,372	15,300

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the quarter ended December 31, 2007 of $9.3 million or $0.62 per basic share compared to $10.5 million or $0.69 per share earned during the quarter ended September 30, 2007 and $9.5 million or $0.63 per share earned during the fourth quarter of 2006.  Earnings for year ended December 31, 2007 were $36.6 million or $2.42 per share compared to $39.1 million or $2.59 per share earned for the year 2006.

Fourth Quarter and Year 2007 Highlights

❖
CTBI's basic earnings per share for the fourth quarter 2007 decreased 10.1% from prior quarter and 1.6% from prior year fourth quarter.  Year-to-date earnings per share decreased 6.6% from the year ended December 31, 2006.

❖	Current quarter and year-to-date earnings have been impacted by an increase in provision for loan losses of $0.4 million quarter over quarter and $2.2 million year over year.

❖
The decrease in earnings quarter over quarter was also impacted by the third quarter receipt of a $1.2 million fee in relation to the termination of the acquisition of Eagle Fidelity, Inc. and the third quarter reversal of an employee incentive accrual in the amount of $1.5 million.

❖
Core earnings for the year 2007 reflect the pressure on our net interest income as CTBI operated within an inverted yield curve through most of 2007.  Net interest income year over year decreased $1.7 million.

❖	Nonperforming loans at December 31, 2007 were $31.9 million, an increase of $0.4 million over prior quarter and a $17.7 million increase from 2006.

❖
Our loan portfolio was relatively flat for the fourth quarter compared to prior quarter, but increased 2.8% from December 31, 2006.  The market remains highly competitive and CTBI is continuing to focus on asset quality and loan yield.

❖
Our investment portfolio declined 7.2% from prior quarter and 22.1% from prior year.  The year over year decline resulted from the payment of a $40 million FHLB advance and a decline in deposits which were funded through the sale of auction rate securities.

❖	Our efficiency ratio improved during the year 2007 primarily resulting from the acquisition termination fee and the reversal of the incentive accrual in the third quarter.

Net Interest Income

Our quarterly net interest margin increased 16 basis points to 4.02% from prior quarter; however, there was a 12 basis point decline year over year in the year-to-date margin.

       Net interest income for the quarter of $26.9 million was a slight increase from prior quarter and prior year fourth quarter, but year-to-date net interest income decreased $1.7 million from prior year.  The yield on average earnings assets for the year 2007 increased 17 basis points from 2006 in comparison to the 39 basis point increase in the cost of interest bearing funds.  Average earning assets have increased 1.6% from prior year-end.

Noninterest Income

Noninterest income for the fourth quarter 2007 increased approximately $0.5 million from prior quarter after normalizing for the receipt of the $1.2 million fee associated with the termination of the Eagle Fidelity, Inc. acquisition in the third quarter, primarily a result of increased deposit service charges and loan related fees.  Year-to-date noninterest income normalized increased 8.8% from the year ended December 31, 2006, with increases in gains on sales of loans, deposit service charges, trust revenue, and loan related fees.

Noninterest Expense

Noninterest expense for the quarter increased 5.0% from prior quarter, primarily as a result of the reversal of an employee incentive accrual in the third quarter, but decreased 1.0% from prior year fourth quarter.  Year-to-date noninterest expense increased 3.3% as the third quarter accrual reversal was offset by the first quarter charge related to unamortized debt issuance costs with the redemption of trust preferred securities.

Balance Sheet Review

CTBI’s total assets decreased $26.5 million or 0.9% from prior quarter and $67.1 million or 2.3% from prior year.  The year over year decrease resulted from the payoff of a $40 million FHLB advance and a decline in deposits which were funded through the sale of auction rate securities.  Loans outstanding at December 31, 2007 were $2.2 billion reflecting a $6.6 million or 0.3% decrease during the quarter, and a $60.4 million or 2.8% increase year over year.  CTBI's investment portfolio decreased $29.9 million from prior quarter and $109.2 million from prior year-end.  Deposits, including repurchase agreements, declined $27.6 million or 1.1% during the quarter as CTBI continued its focus on managing deposit growth and pricing controls due to its liquidity position.  Deposits have declined $50.7 million or 2.0% year over year.

Shareholders’ equity of $301.4 million on December 31, 2007 was an increase of 2.2% from September 30, 2007 and a 6.7% increase from December 31, 2006.  CTBI's annualized dividend yield to shareholders as of December 31, 2007 was 4.21%.

Asset Quality

Nonperforming loans at December 31, 2007 were $31.9 million compared to $31.5 million at September 30, 2007 and $14.2 million at December 31, 2006.  All nonperforming loans are individually reviewed with specific reserves established when appropriate.  The increase in nonperforming loans is driven primarily by the increased inventory and the number of days on the market of residential real estate developments in Central Kentucky.  We anticipate nonperforming loans to remain higher than recent history as the normal legal collection time period for real estate secured assets has been slowed due to increased volumes in the industry.  Our loan portfolio management processes focus on maintaining appropriate reserves for potential losses.

Foreclosed properties at December 31, 2007 of $7.9 million were an approximate $1.3 million increase from the $6.6 million on September 30, 2007 and an approximate $3.4 million increase from the $4.5 million on December 31, 2006.  The year over year increase was driven by a $2.6 million increase in single family residential properties from our Central Kentucky Region where the market has softened.  The market has not experienced deflation in residential real estate, but the time on the market before sale has extended.

Net loan charge-offs for the quarter of $2.2 million, or 0.39% of average loans annualized, was an increase from prior quarter's 0.30% of average loans annualized and from the 0.31% from prior year fourth quarter.  Net loan charge-offs for the year ended December 31, 2007 of 0.27% of average loans annualized was a decrease from the 0.29% for 2006.  Our reserve for losses on loans as a percentage of total loans outstanding at December 31, 2007 was 1.26% compared to 1.25% at September 31, 2007 and 1.27% at December 31, 2006.  The adequacy of our reserve for losses on loans is analyzed quarterly and adjusted as necessary.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $2.9 billion, is headquartered in Pikeville, Kentucky and has 71 banking locations across eastern, northeast, central, and south central Kentucky, five banking locations in southern West Virginia, and five trust offices across Kentucky.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2007
(in thousands except per share data and # of employees)

	Three	Three	Three	Twelve	Twelve
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Interest income	$47,881	$49,719	$49,234	$196,864	$189,305
Interest expense	20,942	23,127	22,496	90,832	81,538
Net interest income	26,939	26,592	26,738	106,032	107,767
Loan loss provision	2,309	1,915	1,200	6,540	4,305

Gains on sales of loans	342	384	380	1,338	1,265
Deposit service charges	5,567	5,302	5,081	21,003	20,162
Trust revenue	1,240	1,240	1,074	4,859	3,743
Loan related fees	702	606	700	3,196	2,473
Other noninterest income	1,351	2,402	1,337	6,212	4,916
Total noninterest income	9,202	9,934	8,572	36,608	32,559

Personnel expense	10,480	9,604	11,607	42,298	44,145
Occupancy and equipment	2,902	2,843	2,779	11,609	11,467
Amortization of core deposit intangible	158	159	158	634	634
Other noninterest expense	6,757	6,718	5,962	28,514	24,161
Total noninterest expense	20,297	19,324	20,506	83,055	80,407

Net income before taxes	13,535	15,287	13,604	53,045	55,614
Income taxes	4,264	4,811	4,084	16,418	16,550
Net income	$9,271	$10,476	$9,520	$36,627	$39,064

Memo: TEQ interest income	$48,245	$50,098	$49,631	$198,377	$190,879

Average shares outstanding	15,042	15,183	15,154	15,150	15,086
Basic earnings per share	$0.62	$0.69	$0.63	$2.42	$2.59
Diluted earnings per share	$0.61	$0.68	$0.62	$2.38	$2.55
Dividends per share	$0.29	$0.27	$0.27	$1.10	$1.05

Average balances:
Loans, net of unearned income	$2,233,594	$2,222,451	$2,160,249	$2,205,431	$2,131,649
Earning assets	2,694,129	2,770,100	2,727,043	2,760,014	2,717,325
Total assets	2,918,398	2,989,727	2,951,213	2,980,713	2,942,892
Deposits	2,317,078	2,356,589	2,328,294	2,352,902	2,294,385
Interest bearing liabilities	2,156,633	2,233,762	2,220,325	2,231,347	2,214,162
Shareholders' equity	300,952	296,001	280,707	294,106	269,202

Performance ratios:
Return on average assets	1.26%	1.39%	1.28%	1.23%	1.33%
Return on average equity	12.22%	14.04%	13.45%	12.45%	14.51%
Yield on average earning assets (tax equivalent)	7.10%	7.18%	7.22%	7.19%	7.02%
Cost of interest bearing funds (tax equivalent)	3.85%	4.11%	4.02%	4.07%	3.68%
Net interest margin (tax equivalent)	4.02%	3.86%	3.95%	3.90%	4.02%
Efficiency ratio (tax equivalent)	55.60%	52.36%	57.43%	57.62%	56.67%

Loan charge-offs	$2,627	$2,311	$2,413	$8,432	$9,430
Recoveries	(439)	(641)	(733)	(2,420)	(3,145)
Net charge-offs	$2,188	$1,670	$1,680	$6,012	$6,285

Market Price:
High	$32.50	$33.46	$42.59	$41.50	$42.59
Low	26.09	26.47	36.51	26.09	30.60
Close	27.53	30.01	41.53	27.53	41.53

			As of	As of	As of
			December 31, 2007	September 30, 2007	December 31, 2006
Assets:
Loans, net of unearned			$2,227,897	$2,234,494	$2,167,458
Loan loss reserve			(28,054)	(27,933)	(27,526)
Net loans			2,199,843	2,206,561	2,139,932
Loans held for sale			2,334	1,719	1,431
Securities AFS			324,153	352,973	425,851
Securities HTM			32,959	34,107	40,508
Other equity investments			28,060	28,041	28,027
Other earning assets			37,689	45,993	65,043
Cash and due from banks			101,412	83,804	94,336
Premises and equipment			53,391	53,650	55,665
Goodwill and core deposit intangible			66,976	67,134	67,610
Other assets			55,867	55,160	51,358
Total Assets			$2,902,684	$2,929,142	$2,969,761

Liabilities and Equity:
NOW accounts			$18,663	$17,942	$18,107
Savings deposits			636,156	664,561	669,263
CD's>=$100,000			442,831	436,833	438,080
Other time deposits			745,653	787,171	785,723
Total interest bearing deposits			1,843,303	1,906,507	1,911,173
Noninterest bearing deposits			449,861	426,368	429,994
Total deposits			2,293,164	2,332,875	2,341,167
Repurchase agreements			158,980	146,876	161,630
Other interest bearing liabilities			120,611	117,762	158,526
Noninterest bearing liabilities			28,574	36,713	26,063
Total liabilities			2,601,329	2,634,226	2,687,386
Shareholders' equity			301,355	294,916	282,375
Total Liabilities and Equity			$2,902,684	$2,929,142	$2,969,761

Ending shares outstanding			15,044	15,032	15,158
Memo: Market value of HTM securities			$32,350	$33,090	$39,015

90 days past due loans			$9,622	$12,261	$4,294
Nonaccrual loans			22,237	19,192	9,863
Restructured loans			20	61	66
Foreclosed properties			7,851	6,624	4,524

Tier 1 leverage ratio			10.32%	9.87%	9.58%
Tier 1 risk based ratio			13.24%	12.75%	12.21%
Total risk based ratio			14.49%	13.99%	13.43%
FTE employees			1,011	999	1,021

Community Trust Bancorp, Inc. reported earnings for the three and twelve months ending December 31, 2007 and 2006 as follows:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006
Net income	$9,271	$9,520	$36,627	$39,064

Basic earnings per share	$0.62	$0.63	$2.42	$2.59

Diluted earnings per share	$0.61	$0.62	$2.38	$2.55

Average shares outstanding	15,042	15,154	15,150	15,086

Total assets (end of period)	$2,902,684	$2,969,761

Return on average equity	12.22%	13.45%	12.45%	14.51%

Return on average assets	1.26%	1.28%	1.23%	1.33%

Provision for loan losses	$2,309	$1,200	$6,540	$4,305

Gains on sales of loans	$342	$380	$1,338	$1,265